Exhibit 99

Sealed Air Corporation Park 80 East Saddle Brook, NJ 07663-5291

for release: September 16, 2004	Contact:	Eric D. Burrell 201-791-7600

SEALED AIR REVISES FULL YEAR EARNINGS GUIDANCE

SADDLE BROOK, N.J., Thursday, September 16, 2004 – Sealed Air Corporation (NYSE:SEE) announced today that it expects 2004 full year diluted earnings per common share to be in the range of $2.60 to $2.70 compared with its previously announced range of $2.80 to $2.90.  The Company expects that near term results will be affected by lower sales to the U.S. beef market and escalating petrochemical-related raw material costs.

Commenting on the Company’s revised outlook, William V. Hickey, President and Chief Executive Officer, stated:

“Our food packaging segment continues to be negatively affected by the import restrictions on U.S. beef products imposed by various countries and the continuing U.S. ban on imports of Canadian cattle.  Industry sources indicate U.S. beef exports are down 90% compared to last year.  This situation is made even more challenging by declining U.S. beef production, which should improve in the future, as efforts are now underway to expand the breeding herd.  In addition, resin costs, which increased during the first half of the year, are continuing to increase.

“While we are not pleased with the short-term impact that these external factors have had on our business, we are encouraged by the continued sales growth of our protective packaging segment resulting from strengthening global demand for our packaging solutions.  Moreover, our food packaging business outside the U.S. is continuing to report sales growth year over year.  We are also taking actions to increase our profitability through improved operating efficiency and productivity going forward.  For example, earlier this year we formulated a supply chain initiative to further improve our purchasing and logistics costs, as well as to help redesign some of our key business processes.  Overall, we believe that Sealed Air is well-positioned for long term growth with our strong fundamentals and our focus on operational initiatives to drive sales growth and productivity improvement heading into 2005.”

Sealed Air expects to report its third quarter 2004 results on Wednesday, October 27, 2004.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, the effects of animal and food-related health issues, tax, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.